UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
(Amendment No. 3)1

Rand Logistics, Inc.
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

752182105
(CUSIP Number)

January 20, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

_______________
1  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 752182105

1	NAME OF REPORTING PERSON RCG Baldwin, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 397,480
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 397,480
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 397,480
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.0%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 752182105

1	NAME OF REPORTING PERSON Ramius Select Equity Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 20,805
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 20,805
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,805
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 752182105

1	NAME OF REPORTING PERSON Ramius Private Select Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 25,987
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 25,987
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,987
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON CO

CUSIP NO. 752182105

1	NAME OF REPORTING PERSON Ramius Enterprise Master Fund Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 503,990
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 503,990
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 503,990
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.7%
12	TYPE OF REPORTING PERSON CO

CUSIP NO. 752182105

1	NAME OF REPORTING PERSON Ramius Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 948,262
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 948,262
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 948,262
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%
12	TYPE OF REPORTING PERSON IA, OO

CUSIP NO. 752182105

1	NAME OF REPORTING PERSON Ramius LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 948,262
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 948,262
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 948,262
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 752182105

1	NAME OF REPORTING PERSON Cowen Group, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 948,262
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 948,262
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 948,262
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%
12	TYPE OF REPORTING PERSON CO

CUSIP NO. 752182105

1	NAME OF REPORTING PERSON RCG Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 948,262
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 948,262
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 948,262
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 752182105

1	NAME OF REPORTING PERSON C4S & Co., L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 948,262
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 948,262
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 948,262
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 752182105

1	NAME OF REPORTING PERSON Peter A. Cohen
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 948,262
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 948,262
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 948,262
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 752182105

1	NAME OF REPORTING PERSON Morgan B. Stark
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 948,262
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 948,262
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 948,262
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 752182105

1	NAME OF REPORTING PERSON Thomas W. Strauss
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 948,262
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 948,262
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 948,262
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 752182105

1	NAME OF REPORTING PERSON Jeffrey M. Solomon
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 948,262
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 948,262
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 948,262
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 752182105

Item 1(a).	Name of Issuer:

Rand Logistics, Inc., a Delaware corporation (the “Issuer”).

Item 1(b).	Address of Issuer's Principal Executive Offices:

461 Fifth Avenue, 25th Floor
New York, New York 10017

Item 2(a).	Name of Person Filing
Item 2(b).	Address of Principal Business Office or, if None, Residence
Item 2(c).	Citizenship

RCG Baldwin, L.P. (“Baldwin”)
c/o Ramius LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
Citizenship: Delaware

Ramius Select Equity Fund LP (“Select Equity Fund”)
c/o Ramius LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
Citizenship: Delaware

Ramius Private Select Ltd (“Private Select”)
c/o Citco Fund Services (Cayman Islands) Limited
Regatta Office Park
Windward 1, 2nd Floor
PO Box 31106
Grand Cayman KY1-1205
Cayman Islands
Citizenship: Cayman Islands

Ramius Enterprise Master Fund Ltd (“Enterprise Master Fund”)
c/o Citco Fund Services (Cayman Islands) Limited
Regatta Office Park
Windward 1, 2nd Floor
PO Box 31106
Grand Cayman KY1-1205
Cayman Islands
Citizenship: Cayman Islands

Ramius Advisors, LLC (“Ramius Advisors”)
c/o Ramius LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
Citizenship: Delaware

CUSIP NO. 752182105

Ramius LLC (“Ramius”)
599 Lexington Avenue, 20th Floor
New York, New York 10022
Citizenship: Delaware

Cowen Group, Inc. (“Cowen”)
c/o Ramius LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
Citizenship: Delaware

RCG Holdings LLC (“RCG Holdings”)
c/o Ramius LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
Citizenship: Delaware

C4S & Co., L.L.C. (“C4S”)
c/o Ramius LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
Citizenship: Delaware

Peter A. Cohen
c/o Ramius LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
Citizenship: United States

Morgan B. Stark
c/o Ramius LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
Citizenship: United States

Thomas W. Strauss
c/o Ramius LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
Citizenship: United States

Jeffrey M. Solomon
c/o Ramius LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
Citizenship: United States

Each of the foregoing is referred to as a “Reporting Person” and collectively as the “Reporting Persons.”

CUSIP NO. 752182105

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.0001 per share (the “Common Stock”)

Item 2(e).	CUSIP Number:

752182105

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

/X/	Not applicable.

(a)	/ /	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	/ /	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	/ /	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	/ /	Investment company registered under Section 8 of the Investment Company Act.

(e)	/ /	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	/ /	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	/ /	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	/ /	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	/ /	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)	/ /	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

(k)	/ /	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____

Item 4.	Ownership

(a)	Amount beneficially owned:

As of the date hereof, (i) Baldwin beneficially owns 397,480 shares of Common Stock, (ii) Select Equity Fund beneficially owns 20,805 shares of Common Stock, (iii) Private Select beneficially owns 25,987 shares of Common stock and (iv) Enterprise Master Fund beneficially owns 503,990 shares of Common Stock.

Ramius Advisors, as the general partner of each of Baldwin and Select Equity Fund and the investment advisor of each of Private Select and Enterprise Master Fund, may be deemed the beneficial owner of the (i) 397,480 shares of Common Stock beneficially owned by Baldwin, (ii) 20,805 shares of Common Stock beneficially owned by Select Equity Fund, (iii) 25,987 shares of Common Stock beneficially owned by Private Select and (iv) 503,990 shares of Common Stock beneficially owned by Enterprise Master Fund.

CUSIP NO. 752182105

Ramius, as the sole member of Ramius Advisors, may be deemed the beneficial owner of the 948,262 shares of Common Stock beneficially owned in the aggregate by Baldwin, Select Equity Fund, Private Select and Enterprise Master Fund.

Cowen, as the sole member of Ramius, may be deemed the beneficial owner of the 948,262 shares of Common Stock beneficially owned in the aggregate by Baldwin, Select Equity Fund, Private Select and Enterprise Master Fund.

RCG Holdings, as a significant shareholder of Cowen, may be deemed the beneficial owner of the 948,262 shares of Common Stock beneficially owned in the aggregate by Baldwin, Select Equity Fund, Private Select and Enterprise Master Fund.

C4S, as the managing member of RCG Holdings, may be deemed the beneficial owner of the 948,262 shares of Common Stock beneficially owned in the aggregate by Baldwin, Select Equity Fund, Private Select and Enterprise Master Fund.

Each of Messrs. Cohen, Stark, Strauss and Solomon, as a managing member of C4S, may be deemed the beneficial owner of the 948,262 shares of Common Stock beneficially owned in the aggregate by Baldwin, Select Equity Fund, Private Select and Enterprise Master Fund.

The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person.  Each of Ramius Advisors, Ramius, Cowen, RCG Holdings, C4S and Messrs. Cohen, Stark, Strauss and Solomon disclaims beneficial ownership of the shares of Common Stock beneficially owned by Baldwin, Select Equity Fund, Private Select and Enterprise Master Fund and the filing of this statement shall not be construed as an admission that any such person is the beneficial owner of any such securities.

(b)	Percent of class:

7.0%

Based on 13,466,836 shares of Common Stock outstanding as of November 9, 2010, as reported in the Issuer’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on November 10, 2010.  As of the date hereof, (i) Baldwin beneficially owns approximately 3.0% of the outstanding shares of Common Stock, (ii) Select Equity Fund beneficially owns less than one percent of the outstanding shares of Common Stock, (iii) Private Select beneficially owns less than one percent of the outstanding shares of Common Stock, (iv) Enterprise Master Fund beneficially owns approximately 3.7% of the outstanding shares of Common Stock and (v) each of Ramius Advisors, Ramius, Cowen, RCG Holdings, C4S, and Messrs. Cohen, Stark, Strauss and Solomon may be deemed to beneficially own approximately 7.0% of the outstanding shares of Common Stock.

CUSIP NO. 752182105

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

See Cover Pages Items 5-9.

(ii)	Shared power to vote or to direct the vote

See Cover Pages Items 5-9.

(iii)	Sole power to dispose or to direct the disposition of

See Cover Pages Items 5-9.

(iv)	Shared power to dispose or to direct the disposition of

See Cover Pages Items 5-9.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary That Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 99.1 to Amendment No. 2 to the Schedule 13G, filed February 10, 2010.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 752182105

SIGNATURE

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 24, 2011

RCG BALDWIN, L.P.
By:  Ramius Advisors, LLC,
its general partner

RAMIUS ENTERPRISE MASTER LTD
By:  Ramius Advisors, LLC,
its investment advisor

RAMIUS PRIVATE SELECT LTD
By:  Ramius Advisors, LLC,
its investment advisor

RAMIUS SELECT EQUITY FUND LP
By:  Ramius Advisors, LLC,
its general partner

RAMIUS ADVISORS, LLC By: Ramius LLC, its sole member RAMIUS LLC By: Cowen Group, Inc., its sole member COWEN GROUP, INC. RCG HOLDINGS LLC By: C4S & Co., L.L.C., its managing member C4S & CO., L.L.C.

By:	/s/ Owen S. Littman
	Name:	Owen S. Littman
	Title:	Authorized Signatory

/s/ Owen S. Littman
OWEN S. LITTMAN
As attorney-in-fact for Jeffrey M. Solomon, Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss